FOR IMMEDIATE RELEASE



                         CD Radio $45 Million Financing



Washington, D.C. - August 5, 1997 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has obtained $45 million in financing from Loral Space & Communications, Ltd.

Under terms of the financing, Loral will defer $20 million in payments to be made in connection with the Company's satellite contract for three years. In addition, Loral has completed the purchase of 1,905,488 shares of the Company's common stock for $25 million, priced at a 15% discount to the 10 trading day average market price at the time the transaction was initiated. Pursuant to SEC Rule 144, the stock is restricted from sale for a period of one year.

Loral is the Company's satellite vendor. Two CD Radio satellites, currently under construction at Loral, are scheduled for launch in 1999.

CD Radio, based in Washington, D.C., is the winning bidder for one of two FCC national satellite radio broadcast licenses. The Company is developing a satellite-to- car 50 channel radio service for the broadcast of music and other programming to motorists through the United States.

For Further Information: www.cdradio.com or David Margolese, 202-296-6192